Exhibit 10.7

Personal Travel Stipend for Stephen Carley

On May 7, 2007, the Compensation Committee of EPL Intermediate, Inc. approved an annual stipend of up to $10,000 for personal travel expenses incurred by Stephen Carley, Chief Executive Officer, and his spouse in connection with business travel.